As filed with the Securities and Exchange Commission on June 1, 2007

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	42-6234555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive office)	(Zip Code)

2007 Employers Mutual Casualty Company Stock Incentive Plan
(Full title of the plan)

Richard W. Hoffmann, EMC Insurance Group Inc. 717 Mulberry Street, Des Moines, Iowa 50309
(Name and address of agent for service)

(515) 345-2450
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee
COMMON STOCK, $1.00 PAR VALUE	2,000,000 shares	$24.475	$48,950,000	$1,502.77

(1)              This Registration Statement covers an indeterminate amount of additional securities which may be issued under the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “Plan”) pursuant to the share adjustment provisions of the Plan.

(2)               Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h), under the Securities Act based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market System on May 25, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 2.	Registrant Information and Employee Plan Annual Information.

The document(s) containing the information required in Part I of this Registration Statement will be delivered to participants in the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by EMC Insurance Group Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, as applicable, are incorporated herein by reference:

(a)               The Registrant’s Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 2006, filed pursuant to Section 13 of the Exchange Act;

(b)               The Registrant’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2007, filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)               The Registrant’s Current Reports on Form 8-K filed on February 2, 2007, March 15, 2007 (two reports), April 6, 2007, and May 29, 2007, filed pursuant to the Exchange Act; and

(d)               Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, File No. 333-117406, and related Prospectus, as filed with the Commission on October 12, 2004. Information relating to the Registrant’s Common Stock is set forth under the caption “Description of Common Stock” in the Registration Statement on Form S-1.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Iowa Business Corporation Act makes provision for the indemnification of directors and officers in terms sufficiently broad to indemnify such persons from liability (including reimbursements for expenses incurred) arising under the Securities Act. Under the Registrant’s Restated Articles of Incorporation, directors and officers of the Registrant are subject to mandatory indemnification for liability (as such term is defined in Section 850(5) of the Iowa Business Corporation Act), except to the extent such liability arises in connection with: (i) receipt of a financial benefit by a director or officer to which the director of officer is not entitled; (ii) an intentional infliction of harm on the Registrant or its shareholders; (iii) a violation of Section 833 of the Iowa Business Corporation Act (an impermissible distribution by the Registrant), or (iv) an intentional violation of the criminal law. The By-Laws of the Registrant provide for indemnification of officers, directors, employees, or agents as permitted under the Iowa Business Corporation Act or as otherwise permitted by law.

The Plan provides for indemnification to the full extent permitted by law of any person in connection with any proceeding, suit or action brought by reason of any action taken or not taken under the Plan while such person was a member of the Board of Directors of Employers Mutual Casualty Company or the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a)	(a)	The undersigned Registrant hereby undertakes:
(b)
(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on June 1, 2007.

EMC INSURANCE GROUP INC.

By: /s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Bruce G. Kelley	June 1, 2007
Bruce G. Kelley
President, Chief Executive Officer
and Director

By: /s/ Mark E. Reese	June 1, 2007
Mark E. Reese
Senior Vice President and Chief Financial
Officer (Principal Accounting Officer)

*	June 1, 2007
Margaret A. Ball, Director

*	June 1, 2007
George C. Carpenter III, Director

*	June 1, 2007
David J. Fisher, Director

*	June 1, 2007
George W. Kochheiser, Chairman of the Board of Directors

*	June 1, 2007
Raymond A. Michel, Director

*	June 1, 2007
Joanne L. Stockdale, Director

*	By /s/ Mark E. Reese	June 1, 2007
Mark E. Reese
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instruments defining rights of security holders, including indentures.

4(a) Restated Articles of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form S-1, Registration No. 333-117406.)

4(b) By-Laws of the Company, as amended. (Incorporated by reference to Exhibit 3(b) filed with the Company's Form 8-K on March 15, 2007.)

5*	Opinion of Nyemaster, Goode, West, Hansell & O'Brien, P.C. with respect to the legality of securities.

23.1*	Consent of Nyemaster, Goode, West, Hansell & O'Brien, P.C. (contained in Exhibit 5).

23.2*	Consent of Independent Registered Public Accounting Firm.

24*	Power of Attorney.

99.1*	2007 Employers Mutual Casualty Company Stock Incentive Plan.

*	Filed herewith